Dauby O’Coimor & Zaieski

A Limited Liability Company

Certified Public Accountants

INDEPENDENT AUDITORS REPORT

To the Partners of

Villa Mirage I

(A California Limited Partnership)

We have audited the accompanying balance sheet of Villa Mirage I (a California Limited Partnership) as of December 31, 2005, and the related statements of operations, changes in partners' capital (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements as of and for the year ended December 31, 2004, were audited by other auditors whose report dated January 11, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards issued by the Comptroller General of the United States, and the requirements of the Audited Financial Statement Handbook for Multi-Family Rental Housing Financed by the California Housing Finance Agency. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Villa Mirage I (a California Limited Partnership) as of December 31,2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards and the Audited Financial Statement Handbook for Multi-Family Rental Housing Financed by the California Housing Finance Agency, we have also issued reports dated January 20, 2006, on our consideration of Villa Mirage I's internal control and on our tests of its compliance with certain provisions of laws, regulations, contracts, and grants. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and the Audited Financial Statement Handbook for Multi-Family Rental Housing Financed by the California Housing Finance Agency and should be read in conjunction with this report in considering the results of our audit.

January 20, 2006	/s/ Dauby O’Connor & Zaleski, LLC
Carmel, Indiana	Certified Public Accountants

9025 River Road- Suite 400 * Indianapolis, Indiana 46240 * 317-848-5700 * Fax:317-815-6140